Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On October 18, 2022, Ayala Pharmaceuticals, Inc. (formerly known as Advaxis, Inc.) (“Ayala Pharmaceuticals”), a Delaware corporation, Doe Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Ayala Pharmaceuticals (“Merger Sub”), and Old Ayala (formerly known as Ayala Pharmaceuticals, Inc.), a Delaware corporation (“Old Ayala”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). On January 19, 2023, pursuant to the Merger Agreement, Merger Sub merged with and into Old Ayala, with Old Ayala continuing as the surviving company and a wholly-owned subsidiary of Ayala Pharmaceuticals.

Ayala Pharmaceuticals and Old Ayala had different fiscal years. Ayala Pharmaceuticals’ fiscal year ended on October 31, whereas Old Ayala’s fiscal year end on December 31. The unaudited pro forma condensed combined balance sheet and statements of operations have been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 of Regulation S-X of the Exchange Act. All dollar amounts, except per share, are in thousands.

The following unaudited pro forma condensed combined financial information is presented to illustrate the effect of the merger of Ayala Pharmaceuticals and Old Ayala based on the historical financial position and historical results of operations of Ayala Pharmaceuticals and Old Ayala. It is presented as follows:

●	The unaudited pro forma condensed combined balance sheet as of December 31, 2022 was prepared based on (i) the historical audited condensed consolidated balance sheet of Ayala Pharmaceuticals as of October 31, 2022 and (ii) the historical audited condensed consolidated balance sheet of Old Ayala as of December 31, 2022.

●	The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 was prepared based on (i) the historical audited consolidated statement of operations of Ayala Pharmaceuticals for the year ended October 31, 2022 and (ii) the historical audited consolidated statement of operations of Old Ayala for the year ended December 31, 2022.

The unaudited pro forma condensed combined financial information set forth below primarily gives effect to the following:

●	the consummation of the merger;
●	the fair value adjustment of Ayala Pharmaceuticals’ assets and liabilities assumed in connection with the reverse merger in accordance with U.S. GAAP;
●	the cashless exercise of Old Ayala’s pre-funded warrants;
●	transaction costs incurred in connection with the merger.

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information. The unaudited pro forma combined balance sheet data gives effect to the Merger as if it had occurred on December 31, 2022. The unaudited pro forma combined statement of operations data gives effect to the Merger as if it had occurred on November 1, 2021.

Because most of the value of the assets of Ayala Pharmaceuticals is in cash and cash equivalents, the merger is treated primarily as a financing transaction for accounting purposes with a small component as a business acquisition, with Old Ayala as the deemed accounting acquirer and Ayala Pharmaceuticals as the deemed accounting acquiree. Therefore, no gain or loss is recorded as a result of the merger. Old Ayala’s transaction costs were capitalized and offset against the proceeds from the merger, but Ayala Pharmaceutical’s transaction costs were expensed as merger costs. The historical basis of Old Ayala’s assets and liabilities will not be remeasured as a result of the merger. In identifying Old Ayala as the acquiring entity, the companies considered the structure of the merger, relative outstanding share ownership at closing and the composition of the combined company’s board of directors and senior management.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting for the minor business acquisition in accordance with ASC 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For pro forma purposes, the enterprise value of Ayala Pharmaceuticals is based on, among other things, the cash value of Ayala Pharmaceuticals plus the fair value of its other assets and liabilities assumed. The assets and liabilities of Ayala Pharmaceuticals and other pro forma adjustments have been measured based on various preliminary estimates using assumptions that Ayala Pharmaceuticals and Old Ayala believe are reasonable, based on information that is currently available. Accordingly, the pro forma adjustments are preliminary. Differences between these preliminary estimates and the final acquisition accounting could be significant, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operation and financial position.

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Old Ayala. Upon completion of the Merger, the combined company will perform a detailed review of Ayala Pharmaceuticals’ accounting policies and will conform the combined company policies. The combined company may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company. Transactions between Old Ayala and Ayala Pharmaceuticals during the periods presented in the unaudited pro forma condensed combined financial information were not significant.

This unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the accompanying notes, as well as the following historical financial statements and the related notes of Ayala Pharmaceuticals and Old Ayala:

●	Separate historical audited consolidated financial statements of Old Ayala as of and for the year ended December 31, 2022 and the related notes included in this Form 8-K; and

●	Separate historical audited consolidated financial statements of Ayala Pharmaceuticals as of and for the year ended October 31, 2022 and the related notes included in Ayala Pharmaceuticals’ Annual Report on Form 10-K filed on February 10, 2023.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2022

(in thousands, except for per share amounts)

		Ayala	Transaction
	Old Ayala, Inc.	Pharmaceuticals, Inc.	Accounting		Pro Forma
	December 31, 2022	October 31, 2022	Adjustments		Combined
ASSETS
Current Assets:
Cash and cash equivalents	$2,408	$25,208	$(2,823)	5B	$24,793
Short-term restricted bank deposits	110	-	-		110
Trade receivables	234	-	-		234
Prepaid expenses and other current assets	436	551	-		987
Total Current Assets	3,188	25,759	(2,823)		26,124

Property and equipment (net of accumulated depreciation)	960	38	-		998
Intangible assets (net of accumulated amortization)	-	110	20	5A	130
Deferred issuance costs	1,953	-	(1,953)	5H	-
Operating right-of-use asset	1,462	12	-		1,474
Other assets	206	11	-		217
TOTAL ASSETS	$7,769	$25,930	$(4,756)		$28,943

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Trade payables	$4,080	$22	$-		$4,102
Other accounts payables	3,037	-	-		3,037
Accrued expenses	-	2,150	1,023	5C	3,173
Current portion of operating lease liability	419	12	-		431
Common stock warrant liability	-	119	84	5F	203
Total Current Liabilities	7,536	2,303	1,107		10,946

Long term rent liability	1,332	-	-		1,332
Total Liabilities	8,868	2,303	1,107		12,278

Commitments and Contingencies

Shareholders’ Equity:
Preferred stock	-	-	-		-
Common stock	139	2	(136)	5D	5
Additional paid-in capital	147,916	466,584	(444,076)	5D	168,265
			1,428	5G
			(1,570)	5B
			(1,953)	5H
			(64)	5E
Accumulated deficit	(149,154)	(442,959)	444,212	5D	(151,605)
			(1,253)	5B
			(1,023)	5C
			(1,428)	5G
Total stockholders’ equity	(1,099)	23,627	(5,863)		16,665
Total liabilities and stockholders’ equity	$7,769	$25,930	$(4,756)		$28,943

Unaudited Pro Forma Condensed Combined Statement of Operations

Year ended December 31, 2022

(in thousands)

	Old Ayala, Inc.	Ayala Pharmaceuticals, Inc.	Transaction
	For the year ended	For the year ended	Accounting		Pro Forma
	December 31, 2022	October 31, 2022	Adjustments		Combined

Revenue	$692	$250	$-		$942
Cost of revenue	(602)	-	-		(602)
Gross profit	90	250	-		340
Operating expenses
Research and development expenses	27,851	7,616	-		35,467
General and administrative expenses	9,742	8,891	(359)	6A	21,978
			1,253	6C
			1,023	6D
			1,428	6E
Intangible asset impairment		3,053	(3,053)	6B	-
Total Operating Expenses	37,593	19,560	292		57,445

Loss from operations	(37,503)	(19,310)	(292)		(57,105)

Other income (expense):	-	-	-
Interest income (expense)	74	157	-		231
Net changes in fair value of derivative liabilities	-	4,853	-		4,853
Loss on shares issued in settlement of warrants	-	-	-		-
Other expense	-	(9)	-		(9)
Net Loss Before Benefit for Income Taxes	(37,429)	(14,309)	(292)		(52,030)

Income Tax Expense	584	50	-		634

Net loss	(38,013)	(14,359)	(292)		(52,664)
Accretion of discount and redemption feature of convertible preferred stock	-	(1,025)	-		(1,025)
Income available to common stockholders	$(38,013)	$(15,384)	$(292)		$(53,689)

Net loss per common share basic & diluted	$(2.46)	$(8.46)	$-		$(10.83)

Weighted average number of common shares outstanding Basic & Diluted	15,448,931	1,818,639			4,957,273

Notes to the Unaudited Pro Forma Financial Statements:

(dollars in thousands, except per share amounts)

1. Description of the Merger

On October 18, 2022, Old Ayala entered into the Merger Agreement with Ayala Pharmaceuticals and Merger Sub, pursuant to which Merger Sub will merge with and into Old Ayala, with Old Ayala as the surviving corporation and becoming a wholly-owned subsidiary of Ayala Pharmaceuticals. The merger closed on January 13, 2023. Upon closing, Ayala Pharmaceuticals issued an aggregate of 3,022,370 shares of its common stock to existing shareholders and prefunded warrant holders of Old Ayala, which resulted in pre-merger Ayala Pharmaceutical stockholders owning approximately 37.5% of the combined company and Old Ayala stockholders owning approximately 62.5% of the combined company.

2. Basis of Presentation

The preceding unaudited pro forma condensed combined financial information has been prepared in accordance with Article 8 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Only Transaction Accounting Adjustments are presented in the following unaudited pro forma condensed combined financial information.

The merger is treated primarily as a financing transaction for accounting purposes with a small component as a business acquisition, with Old Ayala as the deemed accounting acquirer and Ayala Pharmaceuticals as the deemed accounting acquiree. Since the business acquisition component is very immaterial and is an integral part of this merger, management deems it to have occurred at fair value; therefore, no gain or loss is recorded. Old Ayala’s transaction costs were capitalized and offset against the proceeds, but Ayala Pharmaceutical’s transaction costs were expensed as merger costs. The historical basis of Old Ayala’s assets and liabilities will not be remeasured as a result of the merger. In identifying Old Ayala as the acquiring entity, the companies considered the structure of the merger, relative outstanding share ownership at closing and the composition of the combined company’s board of directors and senior management.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting for the business acquisition in accordance with ASC 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The acquisition method of accounting uses the fair value concepts defined in ASC Topic 820, “Fair Value Measurement” (“ASC 820”). Fair value is defined in ASC 820 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants.

Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances. Fair value estimates were determined based on preliminary discussions between Old Ayala and Ayala Pharmaceuticals management, and a preliminary valuation of Ayala Pharmaceuticals’ assets and liabilities using January 19, 2023, as the measurement date.

For pro forma purposes, the enterprise value of Ayala Pharmaceuticals is based on, among other things, the cash value of Ayala Pharmaceuticals plus the fair value of its other assets and liabilities assumed. Refer to Note 4 for additional information. This is used for pro forma purposes only.

The unaudited pro forma combined balance sheet data gives effect to the Merger as if it had occurred on December 31, 2022. The unaudited pro forma combined statement of operations data gives effect to the Merger as if it had occurred on November 1, 2021.

The unaudited pro forma condensed combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the period or date indicated, nor is it necessarily indicative of the future results of the combined company. The unaudited pro forma condensed combined financial information has not been adjusted to give effect to certain expected financial benefits of the Merger, such as cost synergies or the anticipated costs to achieve these benefits, including the cost of integration activities.

3. Accounting Policies

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies of Old Ayala. Following the Merger, the combined company will conduct a review of accounting policies of Ayala Pharmaceuticals in an effort to determine if differences in accounting policies require further reclassification of results of operations or reclassification of assets or liabilities to conform to Old Ayala’s accounting policies and classifications. As a result of that review, the combined company may identify differences among the accounting policies of the companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

4. Reverse Acquisition and Fair Value Allocation

Fair Value Allocation

The following is a preliminary estimate of the fair value of acquired identifiable assets and assumed liabilities of Ayala Pharmaceuticals, which includes preliminary adjustments to reflect the fair value of intangible assets acquired:

Amounts
Cash and cash equivalents	$25,208
Prepaid expenses and other current assets	551
Property and equipment, net	38
Intangible assets	130
Operating right-of-use asset	12
Other assets	11
Total assets	25,950

Common stock warrant liability	(203)
Other current liabilities	(2,184)
Total liabilities	(2,387)
Estimated enterprise value of Ayala Pharmaceuticals	23,563
Total stockholders’ equity of Ayala Pharmaceuticals at October 31, 2022	23,627
Fair value adjustment of Ayala Pharmaceuticals	$(64)

The fair value estimate for all identifiable intangible assets is preliminary and is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold, or are intended to be used in a manner other than their best use. The final determination of fair value of intangible assets, as well as estimated useful lives, remains subject to change.

			Incremental
			Amortization and
			Abandonment of
	Ayala Pharmaceuticals	January 19, 2023	Intangible Expense
	Historical	Estimated Fair	for the Year Ended
	Carrying Value	Value	October 31, 2022
Patents	$95	$-	$(392)
License agreements	15	130	33
Total	$110	$130	$(359)

The finalization may have a material impact on the valuation of intangible assets and the purchase price allocation, which is expected to be finalized subsequent to the Merger. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease to the estimated enterprise value of Ayala Pharmaceuticals by approximately $13 at the merger date but would not significantly affect amortization expense as amortization of license agreements will be recorded based on revenue from the underlying contracts.

5. Unaudited Pro Forma Combined Balance Sheet Adjustments

The following provides explanations of the various adjustments to the unaudited pro forma combined balance sheet:

A.	Represents an adjustment to increase historical Ayala Pharmaceuticals intangible assets by $20 as of January 19, 2023 to estimated fair value. Refer to Note 4 for a discussion of this reverse merger and fair value allocation.
B.	Represents $2,823 of transaction costs incurred after year-end in connection with the Merger, of which approximately $1,253 were costs of Ayala Pharmaceuticals and recorded as an increase in accumulated deficit. The remaining transaction costs were cost of Old Ayala of $1,570 were reflected in additional paid-in capital as a reduction in proceeds. See also note 6C.
C.	Represents severance to be paid to three executives of Old Ayala of $1,023 as a result of the Merger recorded as an increase in accrued expenses and an increase to accumulated deficit.
D.	Represents the elimination of Ayala Pharmaceuticals common stock, paid-in capital and accumulated deficits as well as the adjustments to reflect the capital structure of the combined company and the cashless exercise of warrants to purchase 1,333,333 shares of common stock of Old Ayala for $0.01 per share (246,192 net shares of Ayala Pharmaceuticals Common Stock). See the following explanation of the adjustments:
	i.	Adjustments to common stock: a decrease in common stock of $136 represents the adjustment to the aggregate historical par value of Old Ayala and Ayala Pharmaceuticals of $136, to reflect 4,838,321 shares outstanding at a total par value of $5 ($0.001 par value per share) calculated as follows:

Amounts
Shares of Ayala Pharmaceuticals common stock outstanding on October 31, 2022	1,815,951
Ayala Pharmaceuticals common stock issued to Old Ayala shareholders as of closing of Merger	2,776,178
Ayala Pharmaceuticals common stock issued to Old Ayala prefunded warrant holders as of closing of Merger	246,192
Total shares of Ayala Pharmaceuticals common stock outstanding as of merger close	4,838,321
Par value per common share	$0.001
Common stock total par value at merger	5
Common stock total par value of Ayala Pharmaceuticals prior to closing of Merger	(2)
Common stock total par value of Old Ayala prior to closing of Merger	(139)
Total pro forma merger adjustments	$(136)

ii.	Adjustments to paid-in capital are as follows:

Amounts
Fair value of Ayala Pharmaceuticals	$23,563
Elimination of Ayala Pharmaceuticals historical additional paid-in capital	(466,584)
Merger costs expensed after October, 31, 2022	(1,253)
Fair value adjustment of Ayala Pharmaceuticals	64
Par value of Ayala Pharmaceuticals common stock on October 31, 2022	(2)
Par value adjustment of common stock	136
Total pro forma merger adjustments	$(444,076)

iii.	Adjustments to accumulated deficit are as follows:

Amounts
Pro forma merger adjustments:
Elimination of historical Ayala Pharmaceuticals accumulated deficit	$442,959
Merger costs expensed after October, 31, 2022	1,253
Total pro forma merger adjustments	$444,212

E.	Represents an adjustment to reduce additional paid-in capital by $64 for the estimated adjustment of Ayala Pharmaceuticals’ assets and liabilities to fair value. See Note 4.
F.	Represents an increase in the common stock warrant liability of $84 of Ayala Pharmaceuticals to update the fair value of the warrant liability. See Note 4.
G.	Represents stock-based compensation to be recognized for the acceleration of vesting of options of three executives of Old Ayala of $1,428 as an increase to additional paid in capital and accumulated deficit.
H.	Represents an adjustment to reduce Old Ayala’s deferred issuance costs and reduce additional paid-in capital by $1,953.

6. Unaudited Pro Forma Statement of Operations Adjustments

The following provides explanations of the various adjustments to the unaudited pro forma combined statement of operations:

A.	Represents a decrease to amortization expense and abandonment of intangible asset expense of $359 for the year ended October 31, 2022, related to the fair value adjustments to intangible assets discussed above in Note 4.
B.	Represents a decrease in intangible asset impairment expense of $3,053 for the year ended October 31, 2022, related to the fair value adjustments to intangible assets discussed above in Note 4. If the intangible assets had been revalued as of the beginning of the period presented, no impairment expense would have been required.
C.	Represents $1,253 of additional transaction costs for the year ended October 31, 2022 incurred by the Ayala Pharmaceuticals in conjunction with this reverse merger for transaction related fees and expenses.
D.	Represents severance to be paid to three executives of Old Ayala of $1,023 to be expensed as a result of the merger.
E.	Represents stock-based compensation to be recognized for the acceleration of vesting of options of three executives of Old Ayala of $1,428.

7. Loss per Share

The unaudited pro forma weighted average number of basic and diluted shares outstanding is calculated as follows:

For the year ended December 31, 2022
Weighted average Old Ayala shares outstanding - basic	15,448,931
Merger exchange ratio	0.1874
2,895,130
Adjusted for:
Ayala Pharmaceuticals shares outstanding as if the merger occurred on November 1, 2021	1,815,951
Ayala Pharmaceuticals shares issued to Old Ayala warrant holders as if the Merger occurred on November 1, 2021	246,192
Pro forma adjusted weighted average shares outstanding – basic and dilutive	4,957,273

Pro forma net loss attributable to common shareholders – basic and dilutive	$(53,689)

Pro forma net loss per common share – basic and dilutive	$(10.83)